EXHIBIT 10.113

November 30, 2011

Supratim Bose
11A Cooling Close
Singapore 558176

Dear Supratim,

We are pleased to offer you the position of Senior Vice President and President, Asia-Pacific with Boston Scientific (the “Company”) reporting to Hank Kucheman, Chief Executive Officer. As part of this offer, we are very pleased to recommend that you be a member of the Boston Scientific Executive Committee. Your appointment to the Executive Committee and your appointment as an executive officer of Boston Scientific is subject to the approval of the Board of Directors, which we expect to request by December 13, 2011

The specific terms and conditions of your offer are as follows, subject to approval by the Compensation Committee of the Board of Directors, which we expect to request by December 13, 2011:

1.    Medical Examination
This offer of employment is conditional on your passing the Company's pre-employment medical examination to be conducted by the Company's doctors. Arrangements for this will be made upon your indicating acceptance of this offer of employment.

2.    Salary

2.1	You will receive a base salary of 50,330 SGD gross per month.

2.2	Your salary shall be reviewed from time to time in accordance with the Company policy.

3.	13th Month Wage Supplement

3.1	The Company pays a 13th month wage supplement at the end of the calendar year.

3.2	For any term of service of less than 12 months, the 13th month supplement shall be pro-rated. This will be calculated on the base salary which you are drawing at the time payment is made.

4.	Incentive

4.1
In addition, starting in 2012, you will be eligible for Boston Scientific Performance Incentive Plan (“PIP”) incentive earnings target of 60% of your total annual base salary including the 13th month' supplement, if performance targets are achieved. Your actual award will be based on your individual and company performance. Under the current incentive plan, you must be employed on the date the award is payable in order to be eligible for payment.

5.	Cash Sign-on

5.1
Boston Scientific will provide you with a lump-sum cash sign-on bonus of SGD 262,020 (less applicable withholding taxes), which will be paid at the time of your first paycheck (the “Initial Sign-On Bonus”). Except as otherwise set forth in this Letter, you must be employed by Boston Scientific to receive the Initial Sign-On Bonus. If you should leave Boston Scientific voluntarily prior to the first anniversary of your start date, you will be required to pay back the Initial Sign-On Bonus within 30 days of your departure.

6.	Long-Term Equity

6.1
New Hire Equity Grant - As part of this offer of employment, we are recommending, subject to approval by the Compensation Committee of the Board of Directors, which we will seek immediately and expect to obtain prior to your anticipated start date, an equity incentive. The equity incentive will be in the form of 50% Non-Qualified Stock Options and 50% Deferred Stock Units (DSUs) having a total value of $800,000 (US Dollars) on the date of grant. Your award will be made pursuant to the 2011 Boston Scientific Long Term Incentive Plan. Our Long-Term Incentive Plans are designed to share the rewards of the business with individuals who most significantly contribute to the achievement of the Company's strategic and operating goals. The date of grant will be the first trading day of the month following date of hire and approval.

a.
Non-Qualified Stock Options: The option grant will provide you with the opportunity to purchase shares of Boston Scientific common stock. The number of stock options will be calculated using a Black Scholes calculation of the value of the options on the effective date of grant.  The exercise price will be equal to the Fair Market Value (closing price) of Boston Scientific common stock on the effective date of grant. The option grant will vest in four equal annual installments beginning on the first anniversary of the date of grant and will expire on the 10th anniversary of the grant date. In all other respects the option grant will be subject to the provisions of the 2011 Long-Term Incentive Plan and Non-Qualified Stock Option Agreement. In accordance with the 2011 Long-Term Incentive Plan, any unvested stock options will accelerate upon your Retirement, Disability, death or a Change in Control of Boston Scientific (as those terms are defined in the 2011 Long-Term Incentive Plan) and remain exercisable until the expiration of the stated term of the stock option.

b.	DSU Award: An award of Deferred Stock Units reflects Boston
Scientific's commitment to grant to you a number of shares of Boston Scientific common stock (less applicable tax and other withholdings), to be issued to you in five equal annual increments beginning on the first anniversary of the date of the grant.  The number of DSUs to be awarded will be calculated using the Fair Market Value (closing price) of Boston Scientific common stock on the effective date of grant. This award is also subject to all provisions of the 2011 Long Term Incentive Plan and Deferred Stock Unit Agreement.  In accordance with the 2011 Long Term Incentive Plan, upon your Retirement, Disability, death or a Change in Control of Boston Scientific (as those terms are defined in the 2011 Long Term Incentive Plan), we will issue to you or your beneficiary (as the case may be), any shares of Boston Scientific stock to be awarded to you in accordance with this letter that remain subject to eligibility conditions.

6.2
2012 Annual Equity Grant - As part of this offer, during the normal annual executive review process you will be recommended to be granted an equity award having a total value of $400,000 (US Dollars) on the effective date of grant (“2012 Annual Equity Grant”). This award is inclusive of Boston Scientific annual equity to be granted to you under the 2012 Long Term Incentive Program. These awards will be made pursuant to the 2011 Boston Scientific Long Term Incentive Plan.  Our Long Term Incentive Plans are designed to share the rewards of the business with individuals who most significantly contribute to the achievement of the Company's strategic and operating goals. The effective date of grant will be the date on which 2012 long-term incentive awards are made to senior executives of Boston Scientific generally under the 2012 Long Term Incentive Program, which under our policies is generally on the date of approval or the first open trading day following the date of approval, should the date of grant be in a closed trading window. Thereafter, your performance and entitlement to long term incentive compensation grants will be reviewed in the normal course, on an annual basis starting with the annual review process in 2013. Although the program and individual performance varies from year to year, we generally expect this position to have a range of equity between $500,000 (US Dollars) to $1,500,000 (US Dollars).

7.	Transport Allowance

7.1
You will be eligible for a transport allowance of 72,000 SGD per annum, or 6,000 SGD per month which covers petrol and parking. This will be paid directly to your account. The transportation allowance, being fixed and regular amount, is compensation income subject to withholding tax on compensation.

8.	Other Benefits and Terms

8.1
Your leave, medical and hospitalization benefits and other terms are summarized in the Employee Handbook which will be provided to you. You are covered under the benefits program for employees designated as Managerial/Professional staff.

8.2 Your leave entitlement will start from 20 days and will be pro-rated accordingly in the first year.

These benefits are granted on the understanding that these may be varied or withdrawn at the sole discretion of the Company.

9.    Termination

9.1
During your probationary service, you or the Company shall be entitled to terminate your employment at any time by one party giving to the other one (1) month's notice in writing or one (1) month's base salary in lieu of notice.

9.2	After your confirmation, your employment may be terminated at any time by either party giving to the other one (1) months' written notice, or one (1) months' base salary in lieu of notice.

9.3
Company shall be entitled to terminate your employment immediately upon written notice (but without prejudice to the rights and remedies of the Company for any breach of this Agreement and to your continuing obligations under this Agreement) in any of the following cases:

9.3.1 If you are guilty of dishonesty or serious or persistent misconduct or, without reasonable cause, neglect or refuse to attend to your duties, or fail to perform any of your obligations hereunder, or fail to observe the Company's rules and any other regulations of the
Company from time to time in force.

9.3.2 If you are incapacitated by illness or otherwise unable to perform your duties hereunder for a period totaling in aggregate six months in any period of twelve consecutive calendar months.

9.3.3	If you become bankrupt or have a receiving order made against you or make any general composition with your creditors.

9.4	Upon termination of employment for any reason, or at any other time requested by the Company, you shall promptly return all Company property to the Company.

9.5	Per the employment rules of the Company and subject to applicable law, you shall retire from the services of the Company upon attaining the prescribed retirement age.

10.    Notice

10.1	Any notice required to be given in connection with your contract of employment shall be given in writing.

10.2	In the case of a notice given by the Company, such notice shall be valid if it is delivered personally to you or sent by registered post to your last known place of residence.

10.3 In the case of a notice given by you, such notice shall be valid if it is hand delivered or sent by registered post to the Company at its registered address.

11.     Pre-Conditions to Employment with the Company

11.1
This Offer of Employment is contingent upon your present or previous employers releasing you from any advance notice of resignation as well as any restrictive and non-competition covenants which may affect or restrict the scope and obligations of your employment with the Company, as determined by the Company

11.2	This offer is contingent on background verification and references satisfactory to Boston Scientific.

12.    Confidentiality, Non-Competition, Inventions and Work Product
12.1 You shall not during the continuance of your employment or after its termination disclose, divulge, impart or reveal to any person or company any of the trade secrets or confidential operations, processes, dealings or any information concerning the organization, business, finance, transactions or affairs of the Company of any of its related companies which may come to your knowledge during your employment (“Confidential Information”) and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or its business. This restriction shall continue to apply after termination of your employment.

12.2 You agree that you shall not, directly or indirectly, at any time during a one-year period commencing upon your termination of employment with the Company for any reason, either on your own account or for any other person or entity, solicit, interfere with or endeavor to entice away from the
Company or any of its related companies, any person who to your knowledge is, or has at any time in the one-year period immediately prior to the termination of your employment, been a client, customer or employee of, or in the habit of dealing with the Company or any of its related companies.

12.3 You agree that you shall not, directly, at any time during a one-year period commencing upon your termination of employment with the Company or any reason, render or engage in Competing Service, either on your own account or for any other person or entity, in any country where you provide services on behalf of the Company during the last two (2) years of your employment with the Company or any of its affiliates. The term “Competing Service” is defined as any involvement with the type of products, processes or services with which you, during the last two (2) years of your employment with the Company or any of its affiliates, (a) worked or (b) about which you acquired or had access to Confidential Information.

12.4
You agree to promptly disclose to Company any inventions, original works of authorship, development, concepts, improvements or trade secrets, whether or not patentable or subject to copyright or similar laws, which you make during the period of your employment with the Company and which relate to the scope of your employment. You agree to assign all rights, title and interest in such intellectual properties to the Company, and will cooperate fully with respect to any filings or registrations the Company wishes to make to protect those properties.

13.    Obligations and Conduct of Employee

13.1
You shall devote your full working time and ability to the business of the Company and its affiliated companies in accordance with the instructions you receive from the Company and consistent with the duties and responsibilities assigned to you.

13.2	You are prohibited from concluding any contracts binding the Company, whether in your own name or on behalf of any third party, unless you first secure written approval of the Company.

13.3
You agree that you will not, during the term of this agreement, become associated directly or indirectly with any business whose activities may be competitive with those of the Company, its employees, or its affiliated companies.

13.4
Publications or speeches by you which concern the activities or interests of the Company must be cleared in advance by your supervisor unless they are for the purposes of sales promotion for the Company or are otherwise within the scope of your usual functions.

13.5 You agree to abide by all of the Company's policies and procedures, including the Boston Scientific Code of Business Conduct, as amended from time to time and which shall form part of this Employment Agreement, and to comply with all work rules and instructions communicated to you by the Company, as each shall be amended from time to time.

14. Executive Retirement Plan

14.1
As a member of the Executive Committee, you will be eligible for benefits under the Boston Scientific Executive Retirement Plan. As a member of the Executive Committee, if you “Retire” from Boston Scientific (as that term is defined in our Executive Retirement Plan), you may be eligible to receive certain benefits provided in that Plan, including a lump sum payment equal to 2.5 months of base salary times your years of service, subject to a maximum benefit of 36 months. A copy of Boston Scientific's Executive Retirement Plan is attached for your information.

15.	BOSTON SCIENTIFIC CHANGE IN CONTROL AND INDEMNIFICATION AGREEMENTS

15.1
In general, the Change in Control agreement entitles you as a member of our Executive Committee to a lump sum payment of three times your base salary and assumed on-plan incentive bonus if either your employment is terminated (other than for cause) or if your duties are diminished following a change in control of Boston Scientific. Indemnification by Boston Scientific is also extended to key executives for liability arising in the proper performance of one's responsibilities as an executive officer of Boston Scientific. A form of each agreement will be provided to you.

16.     General
If any provision in this contract of employment is held invalid or unenforceable, the remainder of this contract shall nevertheless remain in full force and effect.

This Employment Agreement and the Code of Conduct, form the entire agreement between you and the Company relating to your employment with the Company, and supersedes all other oral or written understanding and agreements between you and the Company that may have existed prior to the date of this Employment Agreement.

Please confirm your acceptance of the above terms and conditions by signing this Agreement, and the Code of Business Conduct Acknowledgment form, and return these to the Company.

We look forward to your acceptance of this offer.

Yours sincerely

Hank Kucheman
Chief Executive Officer

I, Supratim Bose, have read this letter of offer and accept employment on the terms and conditions stated.

I shall be able to commence employment on December 26, 2011.

Signature: _____________________________ Date:___________________